Exhibit 4.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

No. CPN-01	Date of Issuance
$10,000,000.00	September 30, 2014

FOR VALUE RECEIVED, Histogenics Corporation, a Delaware corporation (the “Company”), as payment for the Technology Access Fee (as defined in that certain Exclusive Channel Collaboration Agreement dated September 30, 2014 by and between the Company and Intrexon Corporation (“Intrexon”) (the “ECC”)), hereby promises to pay Intrexon the principal sum of ten million dollars ($10,000,000.00), together with interest thereon from the date of this Note. Interest shall accrue at a rate of six percent (6%) per annum, compounded annually. As set forth below, the principal and accrued interest under this Note shall be due and payable and converted into shares of the Company’s common stock, par value $0.001 (the “Common Stock”) or payable in cash pursuant to the terms of this Note, upon the earliest to occur of: (i) September 30, 2015, (ii) the Initial Public Offering (as defined below) and (iii) the closing of a Corporate Transaction (as defined below).

1. Payment. All payments shall be made in cash or Common Stock pursuant to the terms of this Note at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and the remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made by the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Security. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all indebtedness of the Company arising under that certain Loan and Security Agreement (as amended and restated or modified from time to time (the “Senior Agreement”) between the Company and Silicon Valley Bank, whether existing on the date hereof or hereafter arising (the “Senior Debt”). The Company hereby agrees, and by accepting this Note Intrexon hereby acknowledges and agrees, that so long as any Senior Debt remains outstanding, (i) upon notice by Silicon Valley Bank to the Company and Intrexon that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Agreement (a “Default Notice”), the Company shall not make, and Intrexon shall not receive or retain, any cash payment made under this Note unless and until Silicon

Valley Bank provides notice to the Company that the circumstances giving rise to the Default Notice have been resolved, and (ii) if any payment is made in violation of this Section, Intrexon shall promptly deliver the same to Silicon Valley Bank in the form received, with any endorsement or assignment necessary for the transfer of such payment from Intrexon to Silicon Valley Bank, to be either (in Silicon Valley Bank’ sole discretion) held as cash collateral securing the Senior Debt or applied in reduction of the Senior Debt and, until so delivered, Intrexon shall hold such payment in trust as the property of Silicon Valley Bank. Nothing in this Section shall preclude or prohibit Intrexon from receiving and retaining any payment hereunder unless and until Intrexon has received a Default Notice (which shall be effective until waived in writing by the Silicon Valley Bank) or from converting this Note or any amounts due hereunder into shares of Common Stock. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company, now existing or hereafter.

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to Intrexon that:

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

4.2 Authorization. Except for the authorization and issuance of the shares issuable in connection with the Initial Public Offering or a Corporate Transaction, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. The Company has taken all corporate action required to make all the obligations of the Company reflected herein the valid and enforceable obligations they purport to be.

4.3 Compliance with Other Instruments. The authorization, execution and delivery of this Note will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

4.4 Valid Issuance of Capital Stock. The capital stock, when issued, sold and delivered upon conversion of this Note, will be duly authorized, validly issued, fully paid and nonassessable and, based in part upon the representations of Intrexon herein, will be issued in compliance with all applicable federal and state securities laws.

5. Representations and Warranties of Intrexon. In connection with the transactions provided for herein, Intrexon hereby represents and warrants to the Company that:

5.1 Authorization. This Note constitutes Intrexon’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to availability of specific performance, injunctive relief or other equitable remedies.

5.2 Purchase Entirely for Own Account. Intrexon acknowledges that this Note is issued to Intrexon in reliance upon Intrexon’s representation to the Company that the Note will be acquired for investment for Intrexon’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Intrexon has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Intrexon further represents that Intrexon does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Note.

5.3 Disclosure of Information. Intrexon acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire this Note. Intrexon further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Note.

5.4 Investment Experience. Intrexon is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Intrexon also represents it has not been organized solely for the purpose of acquiring this Note.

5.5 Accredited Investor. Intrexon is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

5.6 Restricted Securities. Intrexon understands that this Note is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Intrexon represents that it is familiar with Rule 144 as promulgated by the SEC under the Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

5.7 Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, Intrexon further agrees not to make any disposition of all or any portion of this Note unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 5, Section 8.8 and Section 8.9 and:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)(i) Intrexon shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (ii) Intrexon shall not make any disposition to any of the Company’s competitors as such is in good faith determined by the Company’s Board of Directors, and (iii) if reasonably requested by the Company, Intrexon shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

6. Further Agreements.

6.1 Conversion of the Note. The Note shall be convertible according to the following terms:

(a) The following terms shall have the meanings assigned below:

(i) “Corporate Transaction” means (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (D) the liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of the Company’s preferred stock, par value $0.001 (the “Preferred Stock”) in a bona fide financing transaction that would not otherwise qualify as a “Corporate Transaction” under the foregoing definition shall not be deemed a “Corporate Transaction.”

(ii) “Equity Securities” means the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(iii) “Initial Public Offering” means the closing of the issuance and sale of shares of Common Stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Act.

(b) In the event of an Initial Public Offering of the Company prior to September 30, 2015 or prior to the time when the Note may be otherwise converted as provided herein, all outstanding principal and unpaid accrued interest due on such Note shall be converted into Common Stock at a price equal to the offering price of the Common Stock at the time of the Initial Public Offering, as determined by the Company’s Pricing Committee of the Company’s Board of Directors at the time of such Initial Public Offering.

(c) In the event of a Corporate Transaction prior to September 30, 2015 or prior to the time when the Note may be otherwise converted as provided herein, all outstanding principal and unpaid accrued interest due on such Note shall be converted into Common Stock of Company at the price of the Common Stock offered in such Corporate Transaction, as determined by the definitive agreements governing such Corporate Transaction, or, if not determined in such definitive agreements, as determined in good faith by the Board of Directors at the time of conversion based on an independent 409(a) valuation of the Company’s Common Stock performed by a valuation firm of regionally recognized standing or the Company’s auditors. Intrexon shall have the right to review the independent 409(a) valuation prior to final determination by the Board of Directors.

(d) If this Note has not otherwise been converted pursuant to Sections 6.1(b) or (c) hereof by September 30, 2015, the principal and unpaid accrued interest of this Note shall be converted into shares of Common Stock or payable in cash at the Company’s election. If the Company elects to convert into Common Stock, the number of such shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Note on the date of conversion by the fair market value of the Common Stock as determined in good faith by the Board of Directors at the time of conversion based on an independent 409(a) valuation of the Company’s Common Stock performed by a valuation firm of regionally recognized standing or the Company’s auditors. Intrexon shall have the right to review the independent 409(a) valuation and supporting documents prior to final determination by the Board of Directors.

(e) Upon the conversion of this Note, in lieu of any fractional shares to which Intrexon would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the fair market value of such Common Stock.

(f) As promptly as practicable after the conversion of this Note, and in any event within fifteen (15) days following surrender by Intrexon, the Company at its expense will issue and deliver to Intrexon, upon surrender of the Note, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. Contemporaneously with issuance of any shares under this Note the Parties shall execute an agreement incorporating the Form of Equity Terms attached as Exhibit C of the ECC.

7. Defaults and Remedies.

7.1 Events of Default. The following events shall be considered Events of Default with respect to this Note:

(a) The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

(b) The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all of any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c) Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) Any default or defined event of default shall occur under any agreement to which the Company or any of its subsidiaries is a party that evidences indebtedness of Five Hundred Thousand Dollars ($500,000) or more; or

(e) The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Note, or any other agreement with Intrexon, within thirty (30) days after written notice from Intrexon to perform or observe the obligation.

7.2 Remedies. Upon the occurrence of an Event of Default under Section 7.1 hereof, at the option and upon the declaration of Intrexon, the entire unpaid principal and accrued and unpaid interest on this Note shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Intrexon may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

8. Miscellaneous.

8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that the Company may not assign its obligations under this Note without the written consent of the Holder. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

8.2 Governing Law. This Note shall be governed by and construed under the laws of the Commonwealth of Massachusetts as applied to agreements among Massachusetts residents, made and to be performed entirely within the Commonwealth of Massachusetts.

8.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Note.

8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

8.5 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Intrexon agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Intrexon or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Intrexon from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.7 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8 “Market Stand-Off” Agreement. Intrexon hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Equity Securities (whether such Equity Securities are then owned by Intrexon or thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s Equity Securities acquired through the conversion of the Note contemplated by this Agreement, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third-party beneficiaries of this Section 8.8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Intrexon further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Public Offering that are consistent with this Section 8.8 that are necessary to give further effect thereto, including without limitation the form of lock-up agreement attached as Exhibit A.

8.9 Standstill Provision.

(a) Intrexon hereby agrees that, unless specifically invited in writing by the Company’s Board of Directors to do so, neither Intrexon nor any of its Affiliates (as defined below) will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives on Intrexon or its Affiliate’s behalf to, in any manner, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company if after such acquisition Intrexon, together with its Affiliates, would own more than thirty percent (30%), of the outstanding shares of capital stock of the Company or any material assets of the Company or any subsidiary or division thereof;

(ii) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; any tender or exchange offer, merger, consolidation or other business combination involving the Company; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company;

(iii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereafter a “Group”) with respect to any securities of the Company;

(iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company;

(v) enter into any voting agreements, trusts or similar arrangements with respect to voting securities of the Company;

(vi) take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this Section 8.9; or

(vii) enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the Company hereby agrees that the provisions of this Section 8.9 shall not apply to the following:

(i) the exercise by Intrexon and/or its Affiliates, if applicable, of any voting rights available to Company stockholders generally pursuant to any transaction described Sections 8.9(a)(i) or (ii) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section 8.9;

(ii) the exercise by Intrexon and/or its Affiliates, if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Sections 8.9(a)(i) or (ii) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or transaction to occur or otherwise violated this Section 8.9;

(iii) any activity by Intrexon after the Company or a third party has made any public announcement of its intent to solicit or engage in any transaction which would result in a Corporate Transaction;

(iv) any activity authorized pursuant to the terms of the ECC; and

(v) making any communication to Company executive management on a confidential basis solely that Intrexon would be interested in engaging in discussions with the Company that could result in a negotiated transaction described in Sections 8.9(a)(i) or (ii) so long as Intrexon does not propose any such transaction or discuss or refer to potential terms thereof without the Company’s prior consent.

(c) Intrexon’s obligations under this Section 8.9 shall terminate upon the earlier of (i) three (3) years from the date hereof and (ii) the first anniversary of termination of the ECC.

(d) For purposes of this Section 8.9, “Affiliate” shall have the definition set forth in Rule 12b-2 promulgated under the Exchange Act, provided, that Affiliate shall not include any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Randal J. Kirk or by investment funds managed by Third Security, LLC or an affiliate of Third Security, LLC.

8.10 Intrexon Proposals. Notwithstanding any of the foregoing provisions of Section 8.9, the Company further agrees that nothing herein shall limit the ability of Intrexon to confidentially propose to the executive management of the Company and its Board of Directors, and/or advocate for, any transaction between the Company and any third party unaffiliated with Intrexon or its Affiliates.

8.11 Stock Purchase Agreement. Intrexon understands and agrees that the conversion of the Note into Common Stock may require Intrexon’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.

8.12 Exculpation of Intrexon. Intrexon acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Intrexon agrees that neither Intrexon nor the respective controlling persons, officers, directors, partners, agents or employees of any Intrexon shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with this Note and any Company securities issued upon conversion thereof.

8.13 Acknowledgement. In order to avoid doubt, it is acknowledged that Intrexon shall be entitled to the benefit of all adjustments in the number of shares of Common Stock issuable upon conversion of the Preferred Stock which occur prior to the conversion of the Note, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

8.14 Indemnity; Costs, Expenses and Attorneys’ Fees. The Company shall indemnify and hold Intrexon harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of Intrexon’s counsel, which Intrexon may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this Note, any agreement executed in connection herewith or therewith, any grant of or exercise of remedies with respect to any collateral at any time securing any obligations evidenced by this Note, or any agreement executed in connection herewith (collectively, “Costs”), provided, however, the indemnity agreement contained in this section shall not apply to liabilities which Intrexon may directly or indirectly suffer or incur by reason of Intrexon’s own gross negligence or willful misconduct.

8.15 Further Assurance. From time to time, the Company shall execute and deliver to Intrexon such additional documents and shall provide such additional information to the Intrexon as Intrexon may reasonably require to carry out the terms of this Note, and any agreements executed in connection herewith.

8.16 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR

OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.17 Entire Agreement; Amendments and Waivers. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Intrexon. Any waiver or amendment effected in accordance with this Section shall be binding upon each future holder of all such securities, and the Company.

8.18 Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

INTREXON CORPORATION

By:	/s/ Gregory Frost
Name:	Gregory Frost
Title:	SVP Health Sector